Exhibit 99.1

P.O. Box 717 Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA — April 20, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2005.

The 2004 comparisons include the operating results of the Specialty Products Division of Waterlink, Inc. from February 18, 2004, when the company acquired that business.

Sales for the first quarter of 2005 were $83.4 million versus first quarter 2004 sales of $71.2 million, a 17.1% increase. Currency translation had a $1.4 million positive impact on sales for the quarter due to the stronger Euro.

The company reported a net loss of $2.8 million for the first quarter of 2005, which included a restructuring charge for pension curtailment of $0.2 million, an impairment charge of $2.2 million for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast, and $1.3 million in severance related charges. These charges are in line with a previously disclosed re-engineering plan designed to adjust the company’s commercial and logistical strategies and to reduce its asset and administrative cost base. For the first quarter of 2004, the company reported a net loss of $0.5 million. Fully diluted net loss per common share was $0.07 for the first quarter of 2005, versus a fully diluted net loss per common share of $0.01 for the first quarter of 2004.

For the first quarter of 2005, sales of Activated Carbon and Service increased 6.2% versus the comparable period in 2004. Strong demand in Europe for activated carbon for potable water and specialty applications was partially offset by weaker demand in the U.S. from the sweetener market and from the service portion of the perchlorate removal market.

Equipment sales increased 76.2% year-over-year, due to strong demand for ISEP® systems for food applications and increased sales of solvent recovery equipment.

Consumer sales were 35.5% higher for the first quarter of 2005 as compared to the first quarter of 2004. The increase was attributable to stronger sales in all product categories in the segment: charcoal, activated carbon cloth, and PreZerve® products.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 27.3%, versus 29.8% in the first quarter of 2004. Carbon and Service margins in the Americas and Asia were adversely affected by higher raw material, energy, and transportation costs. Although the company began passing through cost increases to customers in February, the impact realized during the quarter was not sufficient to offset the higher product costs.

Operating expenses in the first quarter of 2005 were $17.1 million versus $15.9 million in 2004. The $1.2 million increase was attributable primarily to severance costs associated with the re-engineering plan.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be issued to shareholders of record as of May 19, 2005, and will be payable on June 2, 2005.

Commenting on the results, John Stanik, Calgon Carbon’s president and chief executive officer, said, “I am pleased with the revenue growth in the first quarter and, excluding the charges related to the re-engineering, the year-over-year earnings improvement.”

Mr. Stanik continued, “As expected, the re-engineering plan that we initiated in February did not have a substantial positive impact in the first quarter on margins or escalating costs. However, we made significant progress by beginning to adjust our carbon and equipment commercial strategies and by reducing headcount. The positive effects of the re-engineering plan should result in both margin and earnings improvement as the year progresses.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,150 people at 17 operating facilities and 22 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

	Quarter Ended March 31,
	2005	2004
Net Sales	$83,406	$71,243

Cost of Products Sold	60,613	50,012
Depreciation and Amortization	5,815	5,308
Selling, Administrative & Research	17,090	15,902
Gulf Coast Impairment Charge	2,200	—
Restructuring Charge	210	—

	85,928	71,222

Income (Loss) from Operations	(2,522)	21
Interest Income (Expense) - Net	(911)	(471)
Other Income (Expense) - Net	(387)	(788)

Loss Before Income Taxes, Equity Income and Minority Interest	(3,820)	(1,238)
Income Tax Benefit	(726)	(158)

Loss Before Equity Income and Minority Interest	(3,094)	(1,080)
Equity Income in Calgon Mitsubishi Chemical Corporation	273	520
Minority Interest	—	11

Net Loss	$(2,821)	$(549)

Net Loss per Common Share
Basic and Diluted	$(.07)	$(.01)
Weighted Average Shares Outstanding (Thousands)
Basic	39,200	39,024
Diluted	39,848	39,405

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$7,742	$8,780
Receivables	61,035	61,598
Inventories	67,558	64,843
Other current assets	24,798	23,874

Total current assets	161,133	159,095

Property, plant and equipment, net	121,937	129,285
Other assets	73,752	75,518

Total assets	$356,822	$363,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other current liabilities	$60,109	$63,409

Total current liabilities	60,109	63,409

Long-term debt	87,700	84,600
Other liabilities	46,415	48,018

Total liabilities	194,224	196,027

Minority interest	—	—
Total shareholders’ equity	162,598	167,871

Total liabilities and shareholders’ equity	$356,822	$363,898

Calgon Carbon Corporation

Segment Data

Segment Sales	1Q05	1Q04
Carbon and Service	59,327	55,886
Equipment	14,167	8,041
Consumer	9,912	7,316

Total Sales (thousands)	$83,406	$71,243

Segment Operating Income (loss)*	1Q05	1Q04
Carbon and Service	4,084	6,650
Equipment	70	(1,958)
Consumer	1,549	637

Total Income from operations (thousands)	$5,703	$5,329

*	Before depreciation, amortization, impairment, and restructuring charges